EXHIBIT 4.2
DESCRIPTION OF SECURITIES

References to “we” or “our” herein are, unless the context otherwise indicates, only to Conduent Incorporated.
Description of Capital Stock

The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our Restated Certificate of Incorporation and our Amended and Restated By-Laws, and are entirely qualified by these documents.

Authorized Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Dividends

Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors (the “Board”) at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends will depend on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant.

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

Fully Paid

The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Liquidation Rights

Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in our assets legally available for distribution to our shareholders.

Preemptive Rights

The holders of our common stock do not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

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Listing

Our common stock is traded on the Nasdaq Global Select Market under the trading symbol, “CNDT.”

Preferred Stock

Our Restated Certificate of Incorporation authorizes our Board to designate and issue from time to time one or more series of preferred stock without shareholder approval. Our Board may fix and determine the designation, relative rights, preferences and limitations of the shares of each such series of preferred stock.

Series A Convertible Perpetual Preferred Stock

The following is a summary of the terms of our Series A Convertible Perpetual Preferred Stock (“Series A Preferred Stock”). This summary is not meant to be complete and is qualified by the description of the Series A Preferred Stock in our Restated Certificate of Incorporation, which establishes the designation, relative rights, preferences and limitations relating to the Series A Preferred Stock. You are urged to read the Restated Certificate of Incorporation carefully in its entirety.

Shares Issued

In connection with our December 31, 2016 spin-off from Xerox Corporation, we issued 120,000 shares of Series A Preferred Stock with an aggregate liquidation preference of $120,000,000 and an initial fair value of $142,000,000.

Dividends

Cash dividends are payable quarterly on the Series A Preferred Stock when, as and if declared by our Board, out of any funds legally available for the payment of dividends, on a cumulative basis, at a rate per year equal to 8.0% of the liquidation preference.

If we do not pay dividends in full on any dividend payment date, cash dividends will be payable, on a cumulative basis, at a rate per year equal to 8.0% of the sum of the liquidation preference and the amount of accrued and unpaid dividends as of the most recent dividend payment date, and the shares of the Series A Preferred Stock will share ratably in the payment of dividends in accordance with the sums that would be payable on those shares if all dividends were declared and paid in full. In addition, if we do not pay dividends in full on any dividend payment date, our ability to declare or pay dividends on or redeem, purchase or otherwise acquire our common stock or any preferred stock ranking on a parity with or junior to the Series A Preferred Stock, will be subject to certain restrictions. In accordance with our Restated Certificate of Incorporation, the holders of Series A Preferred Stock will also have the right to appoint two members of our Board if six full quarterly dividend periods (whether or not consecutive) are in arrears. The right of the holders of Series A Preferred Stock to appoint two members of our Board will cease when all arrearages in dividends have been paid and dividends for the current quarterly dividend period have been paid.

Conversion

Each share of Series A Preferred Stock may be converted at any time, at the option of the holder, into 44.9438 shares of our common stock, subject to customary anti-dilution adjustments. In addition, the holder has the right to convert, under certain circumstances, each share of Series A Preferred Stock into shares of our common stock at an increased conversion rate. We have the right, at our option, to cause any or all of the Series A Preferred Stock to be converted into shares of our common stock at the then applicable conversion rate if the closing price of the common stock exceeds a certain threshold for 20 trading days over a 30-day trading day period, as specified in our Restated Certificate of Incorporation.

EXHIBIT 4.2
Redemption

Upon the occurrence of certain fundamental change events, the holders of Series A Preferred Stock have the right to require us to redeem any or all of the Series A Preferred Stock in cash at a redemption price per share equal to the liquidation preference and any accrued and unpaid dividends to, but not including, the redemption date.

At any time on or following the fifth anniversary of a transfer by the holders of Series A Preferred Stock to a person other than a permitted transferee, we have the option to redeem any or all of such transferred shares of Series A Preferred Stock in cash at a redemption price per share equal to the fair market value of such redeemed shares and any accrued and unpaid dividends to, but not including, the redemption date.

Liquidation

In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of Series A Preferred Stock will be entitled to receive the liquidation preference per share plus an amount equal to accrued and unpaid dividends, if any, before any distribution to the holders of our common stock. If the amounts payable with respect to Series A Preferred Stock are not paid in full, the holders of Series A Preferred Stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of Series A Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets.

Voting Rights

Except as may be required by applicable law and as described below, the consent of the holders of at least two-thirds of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, is necessary to permit, effect or validate:

•the authorization of, or any increase in the authorized amount of, any class of stock ranking prior to the Series A Preferred Stock;

•the amendment, alteration or repeal of any of the provisions of our Restated Certificate of Incorporation or Amended and Restated By-laws (whether, directly or indirectly, by merger, consolidation or otherwise) which would affect adversely any right, preference, privilege or voting power of the Series A Preferred Stock or of the holders thereof; and

•our voluntary liquidation, dissolution or winding up, or the sale, lease or conveyance (other than by mortgage) of all or substantially all of our property or business, or our consolidation, merger or other business combination with or into any other person, except any such sale, lease or conveyance (other than by mortgage) of all or substantially all of our property or business or consolidation or merger or other business combination wherein none of the rights, preferences, privileges or voting powers of the Series A Preferred Stock or the holders thereof are adversely affected.

The holders of Series A Preferred Stock have no voting rights with respect to our consolidation, merger or other business combination with or into any other person, or sale, lease or conveyance (other than by mortgage) of all or substantially all of our property or business, if:

•to the extent we are not the surviving person in such transaction, the holders of Series A Preferred Stock will receive the stock of the entity surviving such transaction or to whom all or substantially all of our property or business is sold, leased or conveyed, as the case may be, and such stock shall have voting powers, preferences and relative, participating, optional or other special rights as nearly equal as possible to those provided in our Restated Certificate of Incorporation; and

•upon conversion of the Series A Preferred Stock or the stock of the person surviving such transaction or to whom all or substantially all of our property or business is sold, leased or conveyed, as the case

EXHIBIT 4.2
may be, issued in accordance with such event, the holders of Series A Preferred Stock will receive certain securities, cash or other property in connection with such reorganization event.

Certain Provisions of Our Restated Certificate of Incorporation, Amended and Restated By-Laws and New York Law

Restated Certificate of Incorporation and Amended and Restated By-Laws

Certain provisions in our Restated Certificate of Incorporation and our Amended and Restated By-Laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control.

Blank Check Preferred Stock

Our Restated Certificate of Incorporation authorizes our Board to designate and issue, without any further vote or action by the shareholders, shares of preferred stock at any time or from time to time in one or more series and, with respect to each such series, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences and limitations of the shares of each such series, including, but not limited to, the voting rights (if any) of the series and any other relative rights, preferences and limitations of that series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

Special Meetings of Shareholders

Our Amended and Restated By-Laws provides that each of the Chairman of the Board, the Board or the Secretary, at the request of the holders of record of not less than 20% of the outstanding shares of our common stock, is able to call a special meeting of shareholders. No shareholder is permitted to propose the removal of directors or the election of directors at a shareholder-called special meetings, other than a single shareholder, or “group” of shareholders who have filed as such under Section 13(d) of the Exchange Act with respect to their ownership of our common stock, that owns at least a majority of our outstanding common stock. For a shareholder to call a special meeting, the shareholder(s) must comply with the requirements set forth in our Amended and Restated By-Laws, including giving notice to our Secretary, which notice must include the information described in “Requirements for Advance Notification of Shareholder Nomination and Proposals” below.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Under our Amended and Restated By-Laws, shareholders of record may nominate persons for election to our Board or bring other business constituting a proper matter for shareholder action only by providing proper notice to our Secretary. Proper notice must be timely; for annual meetings of shareholders, notice must generally be given not less than 120 days nor more than 150 days prior to the first anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting, and for special meetings of shareholders, notice must generally be given not less than 120 days nor more than 150 days prior to the date of the special meeting. Proper notice must include, among other information, the name and address of the shareholder giving the notice and any material interest the shareholder has in the business desired to be brought before the meeting, certain information relating to each person whom such shareholder proposes to nominate for election as a director, a brief description of any other business (including the text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend the Amended and Restated By-Laws, the text of the proposed amendment) and the reason for conducting such business at the meeting, the name of each person with whom the shareholder is acting in concert and any other information requested in our Amended and Restated By-Laws, including any update or supplement described therein.

EXHIBIT 4.2
Filling Vacancies; Removal of Directors

Our Restated Certificate of Incorporation and Amended and Restated By-Laws provide that any Board vacancy, including a vacancy resulting from an increase in the number of directors, may be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum of the Board exists. Additionally, our Restated Certificate of Incorporation and our Amended and Restated By-Laws provide that no director of our Board may be removed from office without cause. These provisions make it more difficult for shareholders to take an action opposed by our Board.

New York Anti-Takeover Statute

Section 912 of the New York Business Corporation Law generally provides that a New York corporation may not engage in a business combination with an interested shareholder for a period of five years following the interested shareholder’s stock acquisition date. Such a business combination would be permitted where it is approved by the board of directors before the interested shareholder’s stock acquisition date, or within 30 days thereafter, if a good faith proposal regarding a business combination is made in writing.

Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested shareholder is generally a shareholder owning at least 20% of a corporation’s outstanding voting stock.

In addition, New York corporations may not engage at any time with any interested shareholder in a business combination other than: (i) a business combination approved by the board of directors before the stock acquisition, or where the acquisition of the stock had been approved by the board of directors before the stock acquisition; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder at a meeting for that purpose no earlier than five years after the stock acquisition; or (iii) a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share that is paid by the interested shareholder and that meets certain other requirements. Pursuant to Section 912(d) of the New York Business Corporation Law, we have elected to opt out of these provisions, and the restrictions described above do not apply to any business combination involving us.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Our Amended and Restated By-Laws provide that except to the extent expressly prohibited by law, we will indemnify any person, made or threatened to be made, a party in any civil or criminal action or proceeding, including an action or proceeding by or in our right to procure a judgment in its favor or by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any of our directors or officers served in any capacity at our request, by reason of the fact that he or she, his or her testator or intestate is or was our director or officer of our company or serves or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding, or any appeal therein; provided that no such indemnification shall be required with respect to any settlement unless we shall have given its prior approval thereto. Such indemnification shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law. In addition to the foregoing, we are authorized to extend rights to indemnification and advancement of expenses to such persons by (i) resolution of the shareholders, (ii) resolution of the directors or (iii) an agreement, to the extent not expressly prohibited by law.

Under Section 722 of the New York Business Corporation Law, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, if the director or officer acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in addition, in criminal proceedings had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a

EXHIBIT 4.2
purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action that is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.

Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to Section 724 of the New York Business Corporation Law, any indemnification under the New York Business Corporation Law as described in the immediately preceding paragraph may be made only if, pursuant to Section 723 of the New York Business Corporation Law, indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if the quorum so directs or is unavailable, (i) the board of directors upon the written opinion of independent legal counsel or (ii) the shareholders.

The indemnification rights provided in our Amended and Restated By-Laws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

As permitted by New York law, our Amended and Restated By-Laws authorize us to purchase and maintain insurance to protect any director, officer, employee or agent against claims and liabilities that such persons may incur in such capacities.

Exclusive Forum

Our Restated Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, any state or federal court located in New York County in the State of New York will be the sole and exclusive forum for (i) any derivative action or proceeding purportedly brought on behalf of us, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees or shareholders to us or our shareholders, (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporation Law of the State of New York or our Restated Certificate of Incorporation or Amended and Restated By-Laws (with respect to each, as may be amended from time to time), or (iv) any action or proceeding asserting a claim otherwise governed by the internal affairs doctrine.

Certain Provisions of the Icahn Agreement

We are party to an Agreement, dated January 28, 2016, with Xerox Corporation and the Icahn Group (the “Icahn Agreement”). Among other things, the Icahn Agreement provides that (i) our Board will be annually elected; (ii) any “shareholder rights plan” adopted by our Board not ratified by shareholders within 135 days of its taking effect, will automatically expire; (iii) our shareholders have the ability to call special meetings on the terms to be set forth in our governing documents at the request of holders of 20% of the outstanding shares of our common stock who meet certain requirements with respect to advance notice, required disclosures and permitted matters and other matters (except that business at such shareholder-called meetings will generally not include the removal or election of directors); (iv) except as required by law, our governing documents do not impose minimum voting requirements greater than a majority of the outstanding shares of our common stock; (v) we elect not to be governed by Section 912 of the New York Business Corporation Law; (vi) we do not adopt or approve change-of-control provisions in plans benefiting or agreements with directors, officers or employees (including equity plans and change-of-control severance agreements) with ownership triggers below 50%; (vii) we abide by certain procedures, specified in the Icahn Agreement, concerning diligence requests from certain over-bidders; and (viii) we are incorporated under the laws of the State of New York. Our obligations with respect to the matters in clauses (iii) through (viii) of the immediately preceding sentence will only remain in place so long as the “Icahn Group” (those parties listed on Schedule A to the Icahn Agreement) has beneficial ownership of at least 4.9% of our outstanding “Voting Securities” (as such term is defined in the Icahn Agreement).